Exhibit 107

Calculation of Filing Fee Tables

424B2

(Form Type)

VSE Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.05 per share	457(a)	2,846,250(1)	$48.50	$138,043,125		$15,212.35

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$138,043,125		$15,212.35

	Total Fees Previously Paid							$20,508.14

	Total Fee Offsets							—

	Net Fee Due							$0.00

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $138,043,125 (including the underwriters’ option to purchase additional shares of common stock).

(1)	Includes 371,250 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.